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                                                                  Exhibit 10.12


                                OPTION AGREEMENT

         AGREEMENT made as of __________________, 2002 between Dick's Sporting Goods, Inc., a Delaware corporation (the "Company"), and Edward W. Stack ("Executive").

         The Company and Executive desire to enter into an agreement pursuant to which the Company will grant to Executive options under the Company's 2002 Stock Plan to purchase certain shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), on the terms and conditions set forth herein and in the Option Grant Agreement executed by and between the Company and Executive on the date hereof (the "Grant Agreement"). All options to purchase Common Stock are referred to herein as "Executive Options" and all shares of Common Stock acquired upon exercise of such Executive Options (and all shares of Common Stock hereafter acquired by Executive) are referred to herein as "Executive Stock".

         1. GRANT OF EXECUTIVE OPTIONS. The Company hereby grants to Executive certain Options (the "Initial Executive Options") to purchase from the Company 400,000 shares of Common Stock at an exercise price equal to the public offering price set forth on the cover page of the Company's Prospectus for the initial public offering of its Common Stock (the "Initial Exercise Price") and upon such other terms and conditions set forth herein and in the Grant Agreement. In addition, the Company agrees to grant on the date which is the first anniversary of the entering into this Option Agreement to the Executive certain additional Options (the "Additional Executive Options") to purchase from the Company 400,000 shares of Common Stock at an exercise price equal to the greater of 125% of the Initial Exercise Price or the fair market value of the Company Stock and upon such other terms and conditions as set forth herein and in the Grant Agreement therefore.

         2. TERM OF EXECUTIVE OPTIONS.

         (a) The Executive Options shall be exercisable in installments as follows (i) the Initial Executive Options shall vest and become exercisable on the date which is the fourth anniversary of the entering into of this Agreement and (ii) the Additional Executive Options shall vest and become exercisable on the date which is the fifth anniversary of the entering into of this Agreement.

         (b) Initial Executive Options will remain exercisable until no later than the date which is the tenth anniversary of the entering into of this Agreement and the Additional Executive Options will remain exercisable until no later than the date which is the eleventh anniversary of entering into of this Agreement. If Executive's employment with the Company terminates prior to the date which is the fifth anniversary of the entering into of this Agreement all Executive Options will terminate and be unexercisable as of (and subsequent to) the termination date of Executive's employment, except that:

                  (i) if the Executive's employment has been terminated because of Executive's death, all Executive Options shall vest and the Executive's estate, personal representative or beneficiaries to whom the Executive Options have been transferred may exercise such installments for a period of twelve months after the date of
         Executive's death;
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                  (ii) if the Executive's employment has been terminated because
         Executive is Disabled, all Executive Options shall vest and the Executive may exercise such installments for a twelve month period after Executive's employment has been terminated due to such disability; and

                  (iii) if the Executive's employment has been terminated by the Company for any reason other than Cause, Executive's resignation or any voluntary action by the Executive, all Executive Options shall vest and the Executive may exercise such installments for a period of 90 days after such termination date.

In the event the Executive is terminated on or before the date which is the first anniversary of the entering into of this Agreement under circumstances described in clause (i), (ii) or (iii) which vest and permit the exercise of Executive Options following the Executive's termination date, the Additional Executive Options shall (i) immediately be granted at an exercise price equal to the greater of 125% of the Initial Exercise Price or the fair market value on the date of grant, (ii) immediately vest and (iii) be exercisable in accordance with the periods set forth in clauses (i) through (iii) above.

In the event the Executive is terminated following the date which is the fifth anniversary of the entering into of this Agreement under circumstances described in clause (i) or clause (ii), the Executive Options shall be exerciseable for the periods set forth in clauses (i) and (ii), subject to the limitation that no Executive Option may be exercised after the stated expiration date of that Executive Option.

         (c) The "fair market value" for purposes of granting the Additional Executive Options shall be determined as provided in the Company's 2002 Stock Plan.

         (d) For the purposes of this Agreement, "Disabled" shall be defined as
(i) the inability of Executive to perform his normal duties and functions as an employee of the Company for a continuous period of at least 90 days or (ii) a recurring disability that would prevent Executive from performing those normal duties and functions for more than 14 days during every 90-day period for four consecutive 90-day periods as determined in a good faith opinion by a physician mutually agreeable to Executive and the Company or (iii) the failure of Executive to in fact perform those normal duties and functions for 90 consecutive days. If Executive and the Company cannot agree on the choice of a physician, Executive and the Company shall jointly select a physician each of whom shall make an independent determination as to whether Executive is Disabled or not. If such physicians selected by Executive and the Company do not agree, they each shall select a third physician who shall determine whether Executive is Disabled. Such determination by such third physician shall be final.

         (e) For purposes of this Agreement, "Cause" shall be defined as: (i) fraud or felonious conduct by the Executive; (ii) embezzlement or misappropriation of funds or property of the Company by the Executive; (iii) material breach of this Agreement by the Executive or any material violation of the Company's rules, policies or procedures set forth in the Company's Employee Handbook (as in effect from time to time); (iv) gross negligence by the Executive; or (v) the Executive's consistent inability or refusal to perform, or willful misconduct in or disregard of the performance of his duties and obligations properly assigned to him.


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         3. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him during the course of his performance of his duties to the Company concerning the business or affairs of the Company and its affiliates are the property of the Company. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or date without the Board's written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its affiliates which he may then possess or have under his control.

         4. INVENTIONS AND PATENTS. Executive agrees that all inventions, or patents with respect to the Company's business conceived or made by him during his employment with the Company belong to the Company. Executive will promptly disclose such inventions or patents to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

         5. COVENANTS REGARDING COMPETITION AND EXECUTIVE.

         (a) Beginning on the date hereof and continuing for the Restricted Period (as defined in Section 5(b)), the Executive shall not:

                  (i) Own, manage, control, be employed by, be a consultant to, participate in, or be connected in any manner with the ownership, management, operation, or control of any entity that owns and/or operates Big Box (as defined in Section 5(b)) sporting goods retail stores in a metropolitan area where the Company operates such a store or stores, or has specific plans to open such a store within one year after the date on which the Executive's employment with the Company terminates, if the Executive had been informed of such store opening plans prior to the such termination date, specifically including but not limited to The Sports Authority, Inc., Gart Sports Company, Galyan's Trading Company, Gander Mountain/Holiday Companies, Bass Pro Shops and Cabela's, Inc., and their respective successors and affiliates; or

                  (ii) Induce or solicit, directly or indirectly, any person who is an employee, officer or agent of the Company to terminate said relationship, or otherwise assist in the recruitment of any Company employee to accept employment with another employer.

         (b) For purposes of this Section 5, (i) the "Restrictive Period" means a period of twelve (12) consecutive months from the date of Executive's termination, and (ii) "Big Box" means a store specializing in the sale of goods having at least twenty-five thousand (25,000) square feet of selling space dedicated substantially to the retail sale of hard and soft line sporting goods and apparel, including single stores, stores that are part of regional or nationwide chains, specialty stores, and any other sales establishments otherwise meeting the foregoing definition.



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         6. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail, to the Recipient at the address below indicated:

                           To Company:

                           Dick's Sporting Goods, Inc.
                           200 Industry Drive
                           RIDC Park West
                           Pittsburgh, PA  15275
                           Attn:  Secretary

                           To Executive:

                           2003 Old Orchard Place
                           Gibsonia, PA  15044

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

         7. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         8. COMPLETE AGREEMENT. This Agreement along with, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         9. CHOICE OF LAW. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Pennsylvania.

         10. REMEDIES. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.


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         11. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of the company and Executive.

         12. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and the Company's successors and assigns.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                           --------------------------------
                                                    Edward W. Stack



                                           Dick's Sporting Goods, Inc.

                                           By:_________________________________












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